Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-xxxxx) on Form S-4 of our report dated March 5, 2010, relating to the consolidated financial statements of Rotech Healthcare Inc. and subsidiaries, and the effectiveness of Rotech Healthcare Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rotech Healthcare Inc. and subsidiaries for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Orlando, Florida

November 23, 2010